Exhibit 1A-6.7

HYGIENIC DRESS LEAGUE CORP.

NFT PURCHASE AND LICENSE AGREEMENT

This Hygienic Dress League NFT Purchase and License Agreement (this “Agreement”) is a legally binding agreement by and between Hygienic Dress League Corp. (“HDL”) and: (i) you as a purchaser in the HDL Artwork Sale (defined below); and (ii) any subsequent purchaser(s) of an HDL Artwork (defined below) (collectively and as applicable, “You” and “Your”). HDL and You may be referred to throughout this Agreement collectively as the “Parties” or individually as a “Party”.

1.        Agreement to Terms. By participating in the HDL Artwork Sale or purchasing a HDL Artwork, You acknowledge that You have carefully read and agree to the terms of this Agreement. “HDL Artwork” means a non-fungible token (NFT) that, as of its genesis issuance, is linked to a display of HDL Art. HDL Artworks are controllable electronic records recorded on the Ethereum blockchain. “HDL Art” means the digital art for Hygienic Dress League that is provided by and owned by HDL and is linked to the HDL Artwork. For avoidance of doubt, the HDL Art is digital in nature and does not include any items or representations that have physical dimensions such as mass or volume. This Agreement governs Your participation in the Primary Transactions (as defined below) on https://www.hdlcorp.io/ (the “Artworks Website”), which is facilitated by HDL, as well as secondary transactions between Transferors and Transferees (as defined below). According to the terms of this Agreement, HDL is owed royalties on Secondary Transactions (as defined below) of the HDL Artworks as set forth herein.

(a)       Additional Terms: The access and use of the Artworks Website are subject to the separate terms of the Artworks Website. You further acknowledge that You have carefully read and have accepted the (i) Terms of Service located on the Artworks Website (https://www.hdlcorp.io/TermsOfUse.pdf) (the “Artworks Website Terms”) because the Artworks Website Terms governs Your use of the Artworks Website. If there is a conflict between the Artworks Website Terms and this Agreement with respect to the HDL Artwork Sale, the HDL Artworks, and HDL Art, this Agreement controls.

(b)      Your Information: As a condition of participating in the HDL Artwork Sale, using the Artworks Website, and any time You provide Your information (including personal information (also known as personally identifiable information or personal data) to HDL or that HDL collects from You when using the Artworks Website (including information collected automatically by the use of cookies or other similar technologies), You agree to the collection, use, storage, sharing (i.e., by way of example only, with HDL, its affiliates, and with third-party partners, service providers, etc.), transfer, and processing of Your information by HDL for the purposes of providing the Artworks Websites and the services available therein, to administer the HDL Artwork Sale, and to comply with applicable laws, rules, and regulations as more fully described in HDL’s Privacy Statement. To learn more about how HDL handles Your information, read HDL’s Privacy Statement available at https://www.hdlcorp.io/PrivacyPolicy.pdf (the “HDL Privacy Statement”).

2.        The HDL Artwork Sale. The “HDL Artwork Sale” means each sale hosted on the Artworks Website during the Sale Dates (defined below).

(a)       Sale Dates. The HDL Artwork Sale will occur from ________________ to _______________ (“Sale Dates”). HDL reserves the right to terminate or extend the HDL Artwork Sale at any time.

(b)        Purchases. During the HDL Artwork Sale, You can purchase HDL Artworks made available on the Artworks Website. You may be required to create an account and sign in through the Artworks Website to participate. HDL has the right, in its sole discretion, to cancel or reject a purchase at any time. As further provided in Section 6(c) below, You will be responsible for any fees incurred in connection with any purchases that you make, including blockchain network fees.

(c)        Transfer Timing. Transfer of the HDL Artwork to the applicable cryptocurrency wallet may take up to ten (10) days.

(d)        Auction Conduct. As a condition to Your participation in the HDL Artwork Sale, You agree:

(i)        to avoid any anticompetitive conduct, such as actions that are deceptive or would artificially inflate or deflate the price of a HDL Artwork, or stimulate demand for an HDL Artwork;

(ii)        to report any suspicious activity during the HDL Artwork Sale to HDL;

(iii)       that You will not attack, hack, DDOS, interfere with, or otherwise tamper with the smart contract associated with any HDL Artwork;

(iv)      that you will not participate in the HDL Artwork Sale to conceal or transfer proceeds relating to criminal activity or purchase an HDL Artwork for any reason other than to obtain the HDL Artwork;

(v)       that HDL Artwork is a volatile asset that often experiences periods of high price volatility and instability. Often a consequence of rapidly changing prices and demand, the Ethereum blockchain can also experience significant periods of network congestion, slow to stagnant processing speeds, and unpredictable failures; and

(vi)       that You understand and acknowledge that purchases made during the HDL Artwork Sale may never be received or processed by the HDL Artwork smart contract due to network or smart contract failures.

3. Ownership of HDL Artwork.

(a)      If You acquire an HDL Artwork, You own all personal property rights to that HDL Artwork (e.g., the right to freely sell, transfer, or otherwise dispose of that HDL Artwork). Such rights, however, do not include the ownership of the intellectual property rights in the HDL Art. Such rights are licensed pursuant to Section 4 below.

(b)       You represent and warrant that You will not transfer an HDL Artwork in any Secondary Transaction to a Transferee that is (i) located in a country that is subject to a U.S. Government embargo, or that has been designated by the U.S. Government as a terrorist-supporting country; or is (ii) listed on any U.S. Government list of prohibited or restricted parties (“Prohibited Transferees”). A “Secondary Transaction” means any transaction in which an HDL Artwork is sold by one owner to another owner, or is otherwise transferred in any manner that is not a Primary Transaction; and “Primary Transaction” means a transaction facilitated through the Artworks Website in which an HDL Artwork is first sold.

4.      License of HDL Art. If you acquire a HDL Artwork, HDL hereby grants to You, for so long as You own the HDL Artwork, a non-exclusive, non-sublicensable, royalty-free license to use, copy, and display the HDL Art linked with Your purchased HDL Artwork solely for the following purposes: (i) for Your own personal, non-commercial use, including to create one back-up copy of the HDL Art and a single physical print out of the HDL Art, each to be retained only for so long as You own the associated HDL Artwork; and (ii) efforts to sell or otherwise transfer the associated HDL Artwork consistent with the ownership of it (e.g., posting the HDL Art on a sales listing on an NFT marketplace). The license in the prior sentence is non-transferrable, except that it will automatically transfer in connection with the transfer of the HDL Artwork.

5.        Reservation of Rights. All rights in and to the HDL Art not expressly provided for in this Agreement are hereby reserved by HDL. The HDL Art is licensed, not sold. HDL owns and will retain all title, interest, ownership rights and intellectual property rights in and to the HDL Art. Without limitation, You shall not, nor permit any third party to do or attempt to do any of the following without express prior written consent from HDL: (i) modify the HDL Art; (ii) use the HDL Art to advertise, market, or sell any product or service; (iii) use the HDL Art in connection with media that depicts hatred, intolerance, violence, cruelty, or any other subject matter that reflects negatively on the HDL brand; (iv) use the HDL Art in any other form of media, except solely for Your own personal, non-commercial use for so long as You own the HDL Artwork; (v) sell, distribute for commercial gain (including, without limitation, giving away in the hopes of eventual commercial gain), or otherwise commercialize merchandise that includes, contains, or consists of the HDL Art; (vi) attempt to register any trademark, copyright, or otherwise acquire additional intellectual property rights in or to the HDL Art; or (vii) otherwise utilize the HDL Art for Your or any third party’s commercial benefit.

6.        Payment and Fees.

(a)        Purchaser Qualification. You represent and warrant that You (i) are not located in a country that is subject to a U.S. Government embargo, or that has been designated by the U.S. Government as a terrorist-supporting country; and (ii) are not listed on any U.S. Government list of prohibited or restricted parties.

(b)       Form of Payment. HDL agrees to accept payment for the Primary Transaction Purchase Price via USDC; provided that HDL may elect to accept other methods or forms of payment on an as converted to U.S. dollars basis in its sole discretion. The U.S. dollar exchange rate for any other forms of payment shall be determined solely by HDL or an assignee or agent in accordance with reasonable and accepted market practices and additional transaction fees may apply.

(c)        Fees. By buying or selling a HDL Artwork on the Artworks Website or any other platform, You agree to pay all applicable fees and, if applicable, You authorize HDL to automatically deduct fees (including any transaction fees as applicable) directly from Your payments for the Primary Transaction or subsequent Secondary Transactions. HDL does not have any insight into or control over these payments or transactions, nor does HDL have the ability to reverse any transactions. Accordingly, HDL will have no liability to You or to any third party for any claims or damages that may arise as a result of any transactions of the HDL Artworks that You engage in.

(d)        Transfers. All Secondary Transactions are subject to the following terms: (i) the HDL Artwork transferee (the “Transferee”) shall, by receiving an ownership interest in the HDL Artwork, be deemed to accept all of the terms of this Agreement (other than with respect to Sections 6(a) and 6(b)); (ii) the HDL Artwork transferor (the “Transferor”) shall provide notice to the Transferee of this Agreement, including a link or other method by which the terms of this Agreement can be accessible by the Transferee, (iii) the Transferor shall pay HDL [%] of the gross amounts paid by the Transferee (the “Royalty Payment”). HDL shall be paid on the same terms and at the same time as Transferor is paid by the Transferee. You acknowledge and agree that the amounts payable to HDL under this Section herein does not include, and is not intended to cover any additional fees imposed or required by the transferring platform through which You transfer the HDL Artwork.

(i)        You further acknowledge and agree that all Secondary Transactions will be effected on the Ethereum blockchain, the blockchain network governing the HDL Artworks, and You will be required to make or receive payments exclusively through Your cryptocurrency wallet.

(ii)        Without limitation of any other termination rights, HDL may suspend or terminate the license to the HDL Art if it has a reasonable basis for believing that You have engaged in an off-chain sale of the HDL Artwork, or otherwise engaged in any off-chain transactions for the purchase or sale of the HDL Artwork without making the applicable Royalty Payment. You, and all subsequent Transferees, shall be responsible for paying the Royalty Payment associated with the Secondary Transaction purchase price, regardless of whether such purchase price is fulfilled on-chain, off-chain, or in a combination of the foregoing.

7.        HDL’s Rights and Obligations to the HDL Art. HDL is not responsible for repairing, supporting, replacing, or maintaining the website hosting the HDL Art, nor does HDL have the obligation to maintain any connection or link between an HDL Artwork and the corresponding HDL Art.

8.        Warranty Disclaimers and Assumption of Risk. You represent and warrant that You: (a) are at least the age of majority in Your place of residence (which is typically 18 years of age in most U.S. states) and has the legal capacity to enter into this Agreement, (b) will use and interact with the HDL Artworks and HDL Art only for lawful purposes and in accordance with this Agreement, and (c) will not use the HDL Artworks or HDL Art to violate any law, regulation or ordinance or any right of HDL, its licensors or any third party, including without limitation, any right of privacy, publicity, copyright, trademark, or patent. You further agree that You will comply with all applicable laws.

THE HDL ARTWORKS ARE PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND. WITHOUT LIMITING THE FOREGOING, HDL EXPLICITLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE. HDL MAKES NO WARRANTY THAT THE HDL ARTWORKS WILL MEET YOUR REQUIREMENTS OR BE AVAILABLE ON AN UNINTERRUPTED, SECURE, OR ERROR-FREE BASIS. HDL MAKES NO WARRANTY REGARDING THE QUALITY, ACCURACY, TIMELINESS, TRUTHFULNESS, COMPLETENESS OR RELIABILITY OF ANY INFORMATION OR CONTENT ON THE HDL ARTWORKS.

HDL WILL NOT BE RESPONSIBLE OR LIABLE TO YOU FOR ANY LOSS AND TAKES NO RESPONSIBILITY FOR, AND WILL NOT BE LIABLE TO YOU FOR, ANY USE OF THE HDL ARTWORK, INCLUDING BUT NOT LIMITED TO ANY LOSSES, DAMAGES OR CLAIMS ARISING FROM: (I) USER ERROR SUCH AS FORGOTTEN PASSWORDS, INCORRECTLY CONSTRUCTED TRANSACTIONS, OR MISTYPED WALLET ADDRESSES; (II) SERVER FAILURE OR DATA LOSS; (III) CORRUPTED CRYPTOCURRENCY WALLET FILES; (IV) UNAUTHORIZED ACCESS TO HDL ARTWORK; OR (V) ANY UNAUTHORIZED THIRD PARTY ACTIVITIES, INCLUDING WITHOUT LIMITATION THE USE OF VIRUSES, PHISHING, BRUTEFORCING OR OTHER MEANS OF ATTACK AGAINST BLOCKCHAIN NETWORK UNDERLYING THE HDL ARTWORKS.

THE HDL ARTWORKS ARE INTANGIBLE DIGITAL ASSETS. THEY EXIST ONLY BY VIRTUE OF THE OWNERSHIP RECORD MAINTAINED IN THE APPLICABLE BLOCKCHAIN NETWORK. ANY TRANSFER OF TITLE THAT MIGHT OCCUR IN ANY UNIQUE DIGITAL ASSET OCCURS ON THE DECENTRALIZED LEDGER WITHIN SUCH BLOCKCHAIN NETWORK, WHICH HDL DOES NOT CONTROL. HDL DOES NOT GUARANTEE THAT HDL CAN EFFECT THE TRANSFER OF TITLE OR RIGHT IN ANY HDL ARTWORK. YOU BEAR FULL RESPONSIBILITY FOR VERIFYING THE IDENTITY, LEGITIMACY, AND AUTHENTICITY OF ASSETS YOU PURCHASE THROUGH THE ARTWORKS WEBSITE. NOTWITHSTANDING INDICATORS AND MESSAGES THAT SUGGEST VERIFICATION, HDL MAKES NO CLAIMS ABOUT THE IDENTITY, LEGITIMACY, OR AUTHENTICITY OF ASSETS ON THE ARTWORKS WEBSITE OR ANY PURPORTED SECONDARY TRANSACTIONS.

HDL IS NOT RESPONSIBLE FOR ANY KIND OF FAILURE, ABNORMAL BEHAVIOR OF SOFTWARE (E.G., WALLET, SMART CONTRACT), BLOCKCHAINS OR ANY OTHER FEATURES OF THE HDL ARTWORKS. HDL IS NOT RESPONSIBLE FOR CASUALTIES DUE TO LATE REPORT BY DEVELOPERS OR REPRESENTATIVES (OR NO REPORT AT ALL) OF ANY ISSUES WITH THE BLOCKCHAIN SUPPORTING THE HDL ARTWORKS, INCLUDING FORKS, TECHNICAL NODE ISSUES OR ANY OTHER ISSUES HAVING FUND LOSSES AS A RESULT. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES IN CONTRACTS WITH CONSUMERS, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

9.        Assumption of Risk. You accept and acknowledge all risks associated with the following:

(a)        You are solely responsible for determining what, if any, taxes apply to Your purchase, sale, or transfer of HDL Artworks. HDL is not responsible for determining or paying the taxes that apply to such transactions.

(b)        HDL does not store, send, or receive cryptocurrency assets. Any transfer of cryptocurrency assets occurs within the supporting blockchain that is not controlled by HDL. Transactions in HDL Artworks may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable. Some transactions of the HDL Artworks shall be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that You initiated the transaction.

(c)      There are risks associated with using an Internet based digital asset, including but not limited to, the risk of hardware, software and Internet connections, the risk of malicious software introduction, and the risk that third parties may obtain unauthorized access to information stored within Your cryptocurrency wallet. HDL will not be responsible for any communication failures, disruptions, errors, distortions or delays You may experience when effecting HDL Artwork transactions, however caused.

(d)        Digital assets, including blockchain based assets such as the HDL Artworks, are subject to developing laws and regulations throughout the world.

(e)       Transactions involving the HDL Artworks may rely on third-party platforms to perform transactions which are outside of HDL’s control. Therefore, access to and interactions for the HDL Artworks may be limited or unavailable.

10.    Links to Third Party Websites or Resources. Use and interaction of the HDL Artworks and HDL Art may allow You to access third-party websites (including websites that host the HDL Art) or other resources. HDL provides access only as a convenience and is not responsible for the content, products or services on or available from those resources or links displayed on such websites. You acknowledge sole responsibility for and assumes all risk arising from Your use of any third-party resources. Under no circumstances shall Your inability to view the HDL Art on a third-party website serve as grounds for a claim against HDL.

11.      Termination of License to HDL Art. Your license to the HDL Art shall automatically and immediately terminate without notice, and all rights shall revert to HDL if at any time: (i) You breach any portion of this Agreement; (ii) You engage in any unlawful activity related to the HDL Artwork (including transferring the HDL Artwork to a Prohibited Transferee); (iii) You initiate any legal actions, except an arbitration as specifically provided herein, against HDL or their parent, subsidiary, and affiliate companies, and each of their respective officers, directors, members, affiliates, agents, attorneys, and employees (collectively, the “HDL Parties”); or (iv) at HDL’s sole determination and discretion, You disparage any of the HDL Parties, or their brands or products. Upon any termination, discontinuation or cancellation of Your license to HDL Art, HDL may disable Your access to the HDL Art and You must delete, remove, or otherwise destroy any back up or single digital or physical copy of the HDL Art. Upon any termination, discontinuation or cancellation of the license in this Agreement, the following Sections will survive: 3 and 5-17 .

12.       Indemnity. You shall defend, indemnify, and hold the HDL Parties harmless from and against any and all claims, damages, losses, costs, investigations, liabilities, judgments, fines, penalties, settlements, interest, and expenses (including attorneys’ fees) that directly or indirectly arise from or are related to any claim, suit, action, demand, or proceeding made or brought by a third party (including any person who accesses or transacts using the HDL Artworks whether or not such person personally purchased the HDL Artworks) against any HDL Party, or on account of the investigation, defense, or settlement thereof, arising out of or in connection with (A) Your purchase, ownership, use and interaction with the HDL Artworks or license to the HDL Art, (B) Your breach or anticipatory breach of this Agreement, (C) Your violation or anticipatory violation of any laws, rules, regulations, codes, statutes, ordinances, or orders of any governmental and quasi-governmental authorities in connection with Your use or interaction with the HDL Artworks, and (D) any misrepresentation made by You (all of the foregoing, “Claims and Losses”). You will cooperate as fully required by HDL in the defense of any Claim and Losses. Notwithstanding the foregoing, HDL retains the exclusive right to settle, compromise, and pay any and all Claims and Losses. HDL reserves the right to assume the exclusive defense and control of any Claims and Losses. You will not settle any Claims and Losses without, in each instance, the prior written consent of an officer of HDL.

13.        Limitation of Liability.

(a)      TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER HDL NOR ITS SERVICE PROVIDERS INVOLVED IN CREATING, PRODUCING, OR DELIVERING THE HDL ARTWORKS WILL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOST BUSINESS OPPORTUNITY, LOSS OF DATA OR GOODWILL, SERVICE INTERRUPTION, COMPUTER DAMAGE OR SYSTEM FAILURE OR THE COST OF SUBSTITUTE HDL ARTWORKS OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THESE TERMS OR FROM THE USE OF OR INABILITY TO USE OR INTERACT WITH THE HDL ARTWORKS OR ACCESS THE HDL ART, WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT HDL OR ITS SERVICE PROVIDERS HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGE, EVEN IF A LIMITED REMEDY SET FORTH HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

(b)        TO THE MAXIMUM EXTENT PERMITTED BY THE LAW OF THE APPLICABLE JURISDICTION, IN NO EVENT WILL HDL’S TOTAL LIABILITY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS OR THE USE OF OR INABILITY TO USE OR INTERACT WITH THE HDL ARTWORKS OR ACCESS THE HDL ART EXCEED THE PRIMARY TRANSACTION PURCHASE PRICE.

(c)        THE EXCLUSIONS AND LIMITATIONS OF DAMAGES SET FORTH ABOVE ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN HDL AND YOU.

14.        Governing Law and Forum Choice. This Agreement and any action related thereto will be governed by the Federal Arbitration Act, federal arbitration law, and the laws of the State of Delaware, without regard to its conflict of laws provisions. Except as otherwise expressly set forth in Section 15 “Dispute Resolution,” the exclusive jurisdiction for all Disputes (defined below) that You and HDL are not required to arbitrate will be the state and federal courts located in the New Castle, Delaware, and You and HDL each waive any objection to jurisdiction and venue in such courts.

15.        Dispute Resolution. Certain portions of this Section 15 are deemed to be a “written agreement to arbitrate” pursuant to the Federal Arbitration Act. You and HDL agree that they intend that this Section 15 satisfies the “writing” requirement of the Federal Arbitration Act.

(a)        First -- Try to Resolve Disputes and Excluded Disputes. If any controversy, allegation, or claim arises out of or relates to the HDL Artworks or this Agreement (collectively, “Dispute”), or to any of HDL’s actual or alleged intellectual property rights (an “Excluded Dispute”), then You and HDL agree to send a written notice to the other providing a reasonable description of the Dispute or Excluded Dispute, along with a proposed resolution of it. HDL’s notice to You will be sent to You based on Your contact information provided to HDL. But if no such information exists or if such information is not current, then HDL has no obligation under this Section 15. Your notice to HDL must be sent to: Hygienic Dress League Corp., 257 Old Churchmans Road. New Castle, Delaware 19720. For a period of 60 days from the date of receipt of notice from the other party, the Parties will engage in a dialogue in order to attempt to resolve the Dispute or Excluded Dispute, though nothing will require either Party to resolve the Dispute or Excluded Dispute on terms with respect to which You and HDL, in each Party’s sole discretion, are not comfortable. HDL’s decision to pursue amicable resolution, however, shall not be weighed against a finding of irreparable harm to HDL in any subsequent legal action.

(b)        Forums for Alternative Dispute Resolution.

(i)        Arbitration. If the Parties cannot resolve a Dispute as set forth in Section 15(a) above within 60 days of receipt of the notice, then either Party may submit the Dispute to formal arbitration in accordance with this Section 15(b). If we cannot resolve an Excluded Dispute as set forth in Section 15(a) above within 60 days of receipt of the notice, then either Party may submit the Excluded Dispute to formal arbitration only if both Parties consent, in a writing signed by You and HDL’s President, to have that Excluded Dispute subject to arbitration. In such a case (and only in such a case), that Excluded Dispute will be deemed a “Dispute” for the remainder of this Section 15(b).

(ii)        Upon expiration of the applicable 60-day period and to the fullest extent permitted by applicable law, a Dispute will be resolved solely by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If the Dispute has a claimed value of not more than $250,000, then the arbitration will be heard and determined by a single neutral arbitrator who is a retired judge or a lawyer with not less than 15 years’ experience as a practicing member of the bar in the substantive practice area related to the Dispute, who will administer the proceedings in accordance with the AAA’s Supplementary Procedures for Consumer Related Disputes. If the Dispute has a claimed value of more than $250,000, or if HDL elects in its sole discretion to bear the costs of arbitration in excess of those that would occur for a proceeding before a single neutral arbitrator, then the arbitration will be heard and determined by a three member panel, with one member to be selected by each party and the third (who will be chair of the panel) selected by the two party appointed members or by the AAA in accordance with the Commercial Arbitration Rules. The arbitrator or arbitration panel, as the case may be, will apply applicable law and the provisions of this Agreement and any other applicable terms, will determine any Dispute according to the applicable law and facts based upon the record and no other basis, and will issue a reasoned award. If the Parties do not both consent to the arbitration of an Excluded Dispute as set forth in the immediately preceding paragraph of this Section 15(a), then this paragraph and the remainder of this Section 15(b) will not apply to the Excluded Dispute.

(iii)        If a Party properly submits the Dispute to the AAA for formal arbitration and the AAA is unwilling or unable to set a hearing date within 60 days of the filing of a “demand for arbitration,” then either party can elect to have the arbitration administered by the Judicial Arbitration and Mediation Services Inc. (“JAMS”) using JAMS’ streamlined Arbitration Rules and Procedures, or by any other arbitration administration service that You and a legal officer of HDL consents to in writing. The substantive practice area requirements for the arbitrator and the $250,000 threshold for the number of arbitrators assigned to the Dispute set forth in the paragraph above for the AAA arbitration will also apply to any such arbitration under JAMS or another arbitration service.

(iv)        You can obtain AAA and JAMS procedures, rules, and fee information as follows:

(1) AAA: (800)778-7879; http://www.adr.org/

(2) JAMS: (949)224-1810; http://www.jamsadr.com

16.        Nature, Limitations, and Location of Alternative Dispute Resolution. In arbitration, as with a court, the arbitrator must honor the terms of this Agreement and can award the prevailing party damages and other relief (including attorneys’ fees). However, WITH ARBITRATION (A) THERE IS NO JUDGE OR JURY, (B) THE ARBITRATION PROCEEDINGS AND ARBITRATION OUTCOME ARE SUBJECT TO CERTAIN CONFIDENTIALITY RULES, AND (C) JUDICIAL REVIEW OF THE ARBITRATION OUTCOME IS LIMITED. All parties to the arbitration will have the right, at their own expense, to be represented by an attorney or other advocate of their choosing. If an in-person arbitration hearing is required, then it will be conducted in New Castle, Delaware. You and HDL will pay the administrative and arbitrator’s fees and other costs in accordance with the applicable arbitration rules; but if applicable arbitration rules or laws require HDL to pay a greater portion or all of such fees and costs in order for this Section 16 to be enforceable, then HDL will have the right to elect to pay the fees and costs and proceed to arbitration. Discovery will be permitted pursuant to the applicable arbitration rules. The arbitrator’s decision must consist of a written statement stating the disposition of each claim of the Dispute, and must provide a statement of the essential findings and conclusions on which the decision and any award (if any) is based. Judgment on the arbitration decision and award (if any) may be entered in or by any court that has jurisdiction over the parties pursuant to Section 9 of the Federal Arbitration Act.

(a)        Limited Time to File Claims. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IF EITHER PARTY WANTS TO ASSERT A DISPUTE (BUT NOT AN EXCLUDED DISPUTE) AGAINST THE OTHER, THEN HDL OR YOU MUST COMMENCE IT (BY DELIVERY OF WRITTEN NOTICE AS SET FORTH IN SECTION 16(a) ABOVE) WITHIN 1 YEAR AFTER THE DISPUTE ARISES -- OR IT WILL BE FOREVER BARRED.

(b)       Injunctive Relief. The foregoing provisions of Section 16 will not apply to any legal action taken by HDL to seek an injunction or other equitable relief in connection with any loss, cost, or damage (or any potential loss, cost, or damage) relating to the HDL Artworks and/or HDL’s intellectual property rights, HDL’s operations, and/or HDL’s products or services. To the extent that You or HDL prevail on a claim and seek public injunctive relief (that is, injunctive relief that has the primary purpose and effect of prohibiting unlawful acts that threaten future injury to the public), the entitlement to and extent of such relief must be litigated in a civil court of competent jurisdiction and not in arbitration. The parties agree that litigation of any issues of public injunctive relief shall be stayed pending the outcome of the merits of any individual claims in arbitration.

(c)       Small Claims Matters Are Excluded from Arbitration Requirement. Notwithstanding the foregoing, either Party may bring a qualifying claim of Disputes (but not Excluded Disputes) in small claims court.

(d)       No Class Action Matters. YOU AND HDL AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN EACH PARTY’S INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, if the Parties’ Dispute is resolved through arbitration, the arbitrator may not consolidate another person’s claims with Your claims, and may not otherwise preside over any form of a representative or class proceeding. Disputes will be arbitrated only on an individual basis and will not be consolidated with any other arbitrations or other proceedings that involve any claim or controversy of any other party. But if, for any reason, any court with competent jurisdiction or any arbitrator selected pursuant to Section 16(b) above holds that this restriction is unconscionable or unenforceable, then the Parties’ agreement in Section 16(b) above to arbitrate will not apply and the Dispute must be brought exclusively in court pursuant to Section 16(e) below.

(e)        Federal and State Courts in Delaware. Except to the extent that arbitration is required in Section 16(b) above, and except as to the enforcement of any arbitration decision or award, any action or proceeding relating to any Dispute or Excluded Dispute may only be instituted in state or federal court in New Castle County, Delaware. Accordingly, the Parties consent to the exclusive personal jurisdiction and venue of such courts for such matters.

(f)        Severability. With the exception of any of the provisions in Section 16(d) of this Agreement (“Class Action Waiver”), if an arbitrator or court of competent jurisdiction decides that any part of the Agreement is invalid or unenforceable, the other parts of this Agreement will still apply.

17. General Terms. This Agreement will transfer and be binding upon and will inure to the benefit of the parties and their permitted successors and assigns, in particular any Transferee. This Agreement constitutes the entire agreement, and supersedes any and all prior or contemporaneous representations, understandings and agreements, between the Parties with respect to the subject matter of this Agreement, all of which are hereby merged into this Agreement. Without limitation, the terms of any other document, course of dealing, or course of trade will not modify this Agreement, except as expressly provided in this Agreement or as the Parties may agree in writing. No amendment to this Agreement or waiver of any provision hereof will be valid or binding unless reduced to writing and duly executed by the Party or Parties to be bound thereby. Failure to promptly enforce a provision of this Agreement will not be construed as a waiver of such provision. Nothing contained in this Agreement will be deemed to create, or be construed as creating, a joint venture or partnership between the parties. Neither Party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other Party. Neither Party to this Agreement is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other party, or to bind such other Party in any manner. The Parties hereby designate HDL as a third-party beneficiary of Section 6(e), having the right to enforce Section 6(e) of this Agreement. Except as set forth in Section 6(e) of this Agreement with regards to HDL, nothing contained in this Agreement will be deemed to create any third-party beneficiary right upon any third party whatsoever. Each of the Parties acknowledges that it has had the opportunity to have this Agreement reviewed or not by independent legal counsel of its choice. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable, then the provisions held invalid or unenforceable will be deemed amended, and the court or other government body is authorized to reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties’ intent as manifested herein. The headings to Sections of this Agreement are for convenience or reference only and do not form a part of this Agreement and will not in any way affect its interpretation. Neither Party will be afforded or denied preference in the construction of this Agreement, whether by virtue of being the drafter or otherwise. For purposes of this Agreement, the words and phrases “include,” “includes”, “including” and “such as” are deemed to be followed by the words “without limitation”. Any notices or other communications provided by HDL under this Agreement be given by posting to the Artworks Website or other website elected by HDL. You may give notice to HDL by mail per the below, effective upon receipt. The Parties have agreed to contract electronically, and accordingly, electronic signatures will be given the same effect and weight as originals.

Contact Information. If You have any questions about this Agreement, please contact HDL.

Via phone:

or via mail: Hygienic Dress League Corp., 257 Old Churchmans Road, New Castle, Delaware, 19720.